Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

APTARGROUP, INC.

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

AptarGroup, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation law of the State of Delaware (the “DGCL”), does hereby certify that:

The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by inserting the following new Article SIXTEEN:

“To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, an officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as an officer. Any repeal or modification of this Article Sixteen shall not adversely affect any right or protection of an officer of the Corporation existing at the time of such repeal or modification. For purposes of this Article Sixteen, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL, as the same exists or may hereafter be amended.”

The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, AptarGroup, Inc. has caused this Certificate to be executed by its duly authorized officer on this 1st day of May, 2024.

APTARGROUP, INC.

By:	/s/ Kimberly Y. Chainey
Name:	Kimberly Y. Chainey
Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary